Exhibit 4.15

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Alphatec Holdings, Inc. (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). This description also summarizes relevant provisions of the Delaware General Corporation Law (the “DGCL”) applicable to such securities. The following description is a summary and does not purport to be complete. It is subject to, and qualified in its entirety by reference to, the applicable provisions of the DGCL and our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Amended and Restated Bylaws, as amended (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K to which this Exhibit 4.19 is filed as an exhibit. We encourage you to read the Certificate of Incorporation and Bylaws and the applicable provisions of the DGCL for additional information.

The Company’s authorized capital stock consists of 220,000,000 shares, of which 200,000,000 shares are common stock, par value $0.0001 per share (“common stock”), and 20,000,000 shares are preferred stock, par value $0.0001 per share. By resolution of the Board of Directors (the “Board”), the Company may, without any further vote by its stockholders, issue shares of preferred stock. The Board may by resolution fix the voting rights, if any, designations, powers, preferences and the relative, participation, optional or other rights, if any, and the qualification, limitations or restrictions thereof, of any unissued series and/or class of preferred stock, and may fix the number of shares constituting such series and/or class, and may increase or decrease the number of shares of any such series and/or class (but not below the number of shares thereof then outstanding). The rights of the holders of common stock are subject to the rights and preferences of any series of preferred stock currently outstanding or that the Company may issue.

The following description of our common stock and of certain provisions of Delaware law are summaries, do not purport to be complete and are subject to and qualified in their entirety by reference to our Certificate of Incorporation and Bylaws. Please also refer to the applicable provisions of the DGCL for additional information.

Market Listing

Our common stock trades on the Nasdaq Global Select Market under the symbol “ATEC.”

Dividends; Liquidation

The DGCL permits a corporation to declare and pay dividends upon its shares out of (i) surplus or, (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Subject to the preferences of any outstanding shares of preferred stock, holders of common stock have equal ratable rights to dividends (payable in cash, stock or property) out of funds legally available for that purpose, when, as and if dividends are declared by the Board. Holders of common stock are entitled to share ratably, as a single class, in all of the assets of the Company available for distribution to holders of shares of common stock upon the liquidation or dissolution of the Company or the winding up of the affairs of the Company, after payment of the Company’s liabilities and any amounts to holders of outstanding shares of preferred stock.

Voting Rights

Generally, holders of our common stock will vote together as a single class on every matter acted upon by the stockholders. Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Stockholders are not be entitled to cumulate votes in voting for directors. The holders of a majority in voting power of the outstanding shares of stock entitled to vote on a matter, represented in person or by proxy, will constitute a quorum at any meeting of stockholders. If a quorum is present, the affirmative vote of the majority of the votes cast on a matter will be the act of the stockholders, unless the vote of a minimum or other number or amount is provided for such matter by the DGCL, the Certificate of Incorporation or the Bylaws or the rules and regulations of any stock exchange or other regulatory body, in which case such minimum or other vote will be the required vote of stockholders on such matter. Except as otherwise provided by law, or the Certificate of Incorporation or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series and/or class of preferred stock, the holders of common stock have the exclusive right to vote for the election of directors and for all matters presented to the stockholders.

Absence of Other Rights.

The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Stockholders do not have the right of cumulative voting in the election of directors.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and of Delaware Law

Authorized Preferred Shares

Under the Certificate of Incorporation, the Board is authorized to issue 20,000,000 preferred shares. In each case, the Board may issue these preferred shares in one or more series and may establish the designations, preferences and rights, including voting rights, of each series. These preferred shares are available for issuance from time to time to any person for such consideration as the Board may determine without the requirement of further action by our stockholders, except as required by the Nasdaq Stock Market or other exchange on which Company shares are then listed. The Board may decide to issue such preferred stock for a variety of reasons including but not limited to the issuance in a public or private sale for cash as a means of obtaining additional capital for use in the Company’s business and operations, issuance as part or all of the consideration required to be paid for acquisitions of other business properties and issuance as a share dividend to equity holders. Depending on its terms, the issuance of preferred stock may or may not have a dilutive effect on the equity interest or voting power of the then current stockholders of the Company. Although our Board has no present intention to do so, authorized but unissued and undesignated preferred shares may also be issued as a defense to an attempted takeover.

Special Meetings of Stockholders

Limits on the rights of stockholders to call special meetings of stockholders could have an anti-takeover effect as a potential acquirer may wish to call a special meeting of stockholders for the purpose of considering the removal of directors or an acquisition offer. The Bylaws provide that only the Board can call special meetings of stockholders.